Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-80167 and 333-145272) of Popular, Inc. of our report dated June 28, 2012 relating to the financial statements of Popular, Inc. U.S.A. 401(k) Savings & Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

June 28, 2012